Item 77M - Investors Cash Trust - Treasury Portfolio

Registrant incorporates by reference its Registration
Statement on Form N-14 its Proxy Statement dated January
2007, filed on January 19, 2007 (Accession No.
0001193125-07-009162).

Shareholder Meeting Results:

A Special Meeting of Shareholders of DWS U.S. Treasury
Money Fund was held on March 15, 2007. The following matter was voted upon by the shareholders of said trust (the resulting votes are presented below):

1. Approval of an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of DWS Treasury Money Fund to the Treasury Portfolio a series of Investors Cash Trust ("ICT Treasury Fund"), in exchange for shares of ICT Treasury Fund and the assumption by ICT Treasury Fund of all liabilities of DWS Treasury Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of DWS Treasury Money
Fund  in complete liquidation and termination of DWS
Treasury Money Fund.

Affirmative 		Against 		Abstain
89,455,018.388	8,361,215.250		4,598,787.380

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